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                                                                   EXHIBIT 10.2




                              SEARCH-MS FINANCIAL
                                ESCROW AGREEMENT

         This Escrow Agreement, dated as of _______________,1997 (the "Escrow Agreement"), is entered into by and among Search Capital Group, Inc., a Delaware corporation ("Search"); and the undersigned holders of shares of the common stock, $.001 par value, of MS Financial, Inc., MS Diversified Corporation, a Mississippi corporation ("MSD"), MS Financial Services, Inc., a Mississippi corporation and a wholly-owned subsidiary of MSD ("MSDSub") and Golder Thoma Cressy Rauner Fund IV, L.P. (sometimes referred to as "GTCR IV"), and U.S. Trust Company of Texas, N.A., a national bank ("Escrow Agent"). MSD, MSDSub and GTCR IV are sometimes collectively referred to as the "Stockholders".

                              W I T N E S S E T H:

         WHEREAS, MS Financial, Inc. ("MS Financial"), Search and Search's wholly owned subsidiary, Search Capital Acquisition Corp. ("Newco"), have entered into an Agreement and Plan of Merger dated February 7, 1997 (as amended, the "Merger Agreement"), to effect the Merger (as defined in the Merger Agreement; capitalized terms used herein shall have the same definition as in the Merger Agreement unless otherwise specifically indicated) of Newco into MS Financial, which will result in MS Financial being controlled by Search instead of by the Stockholders, and each outstanding share of MS Financial Stock will be converted into the right to receive that number of shares of Search Common Stock, $.01 par value per share ("Search Common Stock"), specified in the Merger Agreement; and

         WHEREAS, Stockholders and Search have entered into a Stockholders Agreement dated February 7, 1997 (as amended, the "Stockholders Agreement"), pursuant to which Stockholders and Search agreed to enter into this Escrow Agreement; and

         WHEREAS, Search has agreed to issue the Search Common Stock as an integral part of the Merger to all of the stockholders of MS Financial, including but not limited to, the Stockholders; and

         WHEREAS, the Stockholders Agreement provides that portions of the Search Common Stock to be issued as Merger Consideration to the Stockholders are to be held in escrow pursuant to this Escrow Agreement in order to (i) guaranty payment of indemnification obligations under the Stockholders Agreement and (ii) reserve against the possibility that certain anticipated tax refunds are not received by MS Financial or the Surviving Corporation; and



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